Exhibit 99.2

Remarks of Bernard P. Aldrich

Rimage Corporation 3rd Quarter FY 2009 Conference Call

October 21, 2009

▪	Good morning and thank you for taking the time to participate in our third quarter earnings conference call.
▪	Joining me today is Sherman Black, our president and chief operating officer, and Rob Wolf, our chief financial officer, who will review our recent operating results.
▪	We will be pleased to take your questions at the conclusion of our remarks.
▪	Regulation FD prohibits us from providing any forward-looking statements unless they are released simultaneously to the public.
▪	It is important to understand that any forward-looking statements are subject to a number of risks that could affect our anticipated performance.
▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
▪	Turning now to a brief discussion of our current performance, Rimage has remained a solidly profitable, cash-generator throughout the course of this steep recession.
▪	We maintained this track record in the third quarter with sales and earnings that exceeded our internal forecasts.
▪	Sales for this period totaled $22.4 million, compared to $25.2 million in the third quarter of 2008.
▪	Net income came to $3.1 million or $0.33 per diluted share, compared to $4.0 million or $0.42 per diluted share in the year-earlier period.
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Our third quarter earnings benefited from strong sales of our Producer line of disc publishing equipment and reduced service related costs associated with improvements to our products, which pushed our gross margin to 50%.

▪	Producer sales into the U.S. government market were particularly robust, increasing 21% from the year-earlier period.
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These systems were deployed in a variety of applications, including digital forensics at Homeland Security and other federal agencies, tape-to-disc video conversion for training and public affairs, and data archiving, which has been enabled by the market adoption of Blu-ray technology.

▪	We also were encouraged by the 66% increase in equipment sales generated by our Asia operation.
▪	In this growing and under-penetrated geographic market, Rimage recorded strong wins in medical imaging and other traditional applications.
▪	This solid performance indicates that our business development investments in Asia are paying handsome dividends.
▪	However, third quarter was not without its challenges.

▪	First, sales of consumable supplies were down, reflecting the multi-quarter impact of the recession on sales of disc publishing hardware and on the utilization of our installed base.
▪	And second, sales in Europe remained weak in the face of difficult economic conditions.
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On balance, the third quarter was a good period for Rimage, but we believe it is prudent to remain guarded about our near-term prospects, since the weak economy is continuing to affect the purchasing decisions of many customers, both in North America and overseas.

▪	For this reason, we are anticipating fourth quarter sales at or near the third quarter level.
▪	However, our earnings will be affected by an increase of approximately $1 million on R&D spending for a strategic new product.
▪	I use the word “strategic” because this new product dovetails into one of the initiatives that we will be implementing in 2010.
▪	Thank you. Now, Sherman Black will briefly discuss the strategic initiatives that are currently underway.

Remarks of Sherman Black

Rimage Corporation 3rd Quarter FY 2009 Conference Call

October 21, 2009

▪	Thanks, Bernie.
▪	The strategic plan that we are formulating involves a two-pronged approach.
▪	Most immediately, we are developing strategies to strengthen Rimage’s core business.
▪	These efforts are focused on our products, our sales channel, our global service offerings and our supply chain.
▪	In terms of products, we are establishing sound product line management practices, which involves streamlining our hardware offerings and focusing on those products with the greatest potential.
▪	Regarding our sales initiative, we are thoroughly evaluating our sales model, with the objective of moving Rimage closer to its served markets and improving the efficiency of our sales channel.
▪	In addition, we want to ensure that we are adequately serving geographic markets with strong growth potential for our products, including China and other Pacific Rim economies.
▪	Our service initiative is focusing on ways to increase the utilization of our service offering, since after-market service generates a stream of recurring revenues with attractive margins.
▪	Part of this initiative involves ways to simplify these offerings and expand our geographical reach and overall attach rate.
▪	And finally, regarding our supply chain, we are focused on building a global supply chain capable of generating cost reductions and providing improved access to required technologies.
▪	Expanding our base of strategic supplier relationships is a key aspect of this initiative.
▪	We have been working on these initiatives for six months and plan to start implementation in 2010.
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In addition to strengthening our position in our current markets, successfully implementing these initiatives also will position Rimage to pursue new, untapped opportunities that fall within the scope of our traditional competencies.

▪	The second prong or aspect of our strategic focus involves evaluating opportunities that are adjacent or complementary to our core business.
▪	This process is now underway and Samir Mittal, Rimage’s new chief technology officer, is playing a key role in identifying areas that we could pursue through internal development or an acquisition.
▪	We are not operating under any pre-determined timetable in the execution of this process.
▪	Rather, we will proceed only when we are adequately prepared and only if any opportunity makes economic sense and possesses long-term growth potential.
▪	In closing, I want to emphasize that we are genuinely optimistic about Rimage’s future.

▪	We believe the plans and strategies that we will be implementing during the coming year have the potential to reignite Rimage’s growth and profitability.
▪	All in all, I am confident that we are moving Rimage in the right direction.
▪	Thank-you. Now Rob Wolf, our CFO, will review our third quarter results in greater detail.

Remarks of Robert M. Wolf

Rimage Corporation 3rd Quarter FY 2009 Conference Call

October 21, 2009

▪	Thanks, Sherm.
▪	First, I will review some third quarter sales highlights.
▪	Sales of digital publishing hardware increased 36% from the level posted in this year’s second quarter but were down 7% from the third quarter of 2008.
▪	Hardware accounted for 43% of total sales in the third quarter, compared to 36% in this year’s second quarter and 41% in the third quarter of 2008.
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Sales of recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, were consistent with the second quarter and decreased by 14% in comparison to last year’s third quarter.

▪	The third quarter decline relative to the prior year largely reflects the impact of the recession on the utilization of our installed base in retail and other applications.
▪	Recurring revenues accounted for 57% of our third quarter sales, down from 64% in the second quarter and 59% in the third quarter of 2008.
▪	International sales declined 10% in this year’s third quarter in comparison to the year-earlier period, due primarily to an 18% drop in European sales as a result of the weak economy.
▪	However, sales in the Asia/Pacific market increased 39%, exceeding our internal forecast for this period and reflecting the positive impact of our business development investments in this region.
▪	International sales accounted for 35% of total third quarter sales, compared to 38% in this year’s second quarter sales and 35% in the year-earlier period.
▪	Currency effects decreased worldwide sales by 1% in the third quarter of 2009.
▪	Rimage’s gross margin was 50% in this year’s third quarter, up from 46% in the second quarter and 48% in last year’s third quarter.
▪	Compared to the second quarter, our third quarter gross margin benefited from strong sales of our higher-margin Producer systems, particularly into the government market.
▪	As a result, we experienced a third quarter shift in our sales mix toward equipment, which carries higher margins than those on consumables.
▪	In addition, our gross margin continued to benefit from reduced service-related costs associated with improvements to our products that have further strengthened their performance and reliability.
▪	We anticipate a fourth quarter gross margin in the mid-40% range, based on our outlook for lower volumes of Producer sales.
▪	Moving down the P&L, R&D expense of $1.5 million was unchanged from the level in this year’s second quarter but up from $1.2 million in last year’s third quarter.

▪	Development of a strategic new product is currently underway, and this project will cause R&D expense to increase by approximately $1 million in this year’s fourth quarter.
▪	Selling, general and administrative expense totaled $5.0 million in this year’s third quarter, down slightly from levels in the second quarter and year-earlier period.
▪	The stability in our SG&A over the past year reflects the stringent cost control measures that we have instituted during this period of time.
▪	Our operating margin rose to 20% in the third quarter, up from 13% in the second quarter but down from 22% in the third quarter of 2008.
▪	Our effective tax rate was 36% in the third quarter, down from 41% in the second quarter and consistent with a rate of 36% in the year-earlier period.
▪	The higher second quarter tax rate reflected the impact of reducing projected tax-exempt interest income for 2009, resulting from the sale of our municipal bond holdings during that period.
▪	The decision to sell our municipal bond holdings was prompted by our conservative stance toward cash management.
▪	Turning now to our balance sheet, cash and investments rose to $107.3 million at September 30, 2009, from $104.4 million at June 30, 2009 and $95.4 million at the beginning of this year.
▪	Working capital totaled $95.0 million at the end of the third quarter, up from $89.8 million at the end of the second quarter and $62.1 million at the end of 2008.
▪	Finally, Rimage’s balance sheet remains debt-free, while stockholders’ equity increased to $116.6 million at September 30, from $112.8 million at June 30, 2009 and $109.0 million at December 31, 2008.
▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.